Exhibit 99.1

Marker Therapeutics Receives FDA Orphan Drug Designation for its Multi-Antigen Targeted T Cell Therapy for Pancreatic Cancer

Houston, TX –January 19, 2022 – Marker Therapeutics, Inc. (NASDAQ:MRKR), a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today announced that the United States Food and Drug Administration (FDA) Office of Orphan Products Development has granted Orphan Drug designation to MT-601, a multi-tumor-associated antigen (MultiTAA)-specific T cell product optimized for the treatment of patients with pancreatic cancer.

“The FDA’s orphan drug designation underscores MT-601’s potential as a treatment for pancreatic cancer, a cancer typically diagnosed at an incurable advanced stage with a total overall 5-year survival rate of 10%,” said Peter L. Hoang, President & CEO of Marker Therapeutics. “Our novel therapy has shown encouraging results in an ongoing Phase 1 trial sponsored by Marker’s partners at the Baylor College of Medicine. In results reported at the 2020 American Society of Clinical Oncology (ASCO) Virtual Annual Meeting, our therapy has demonstrated the potential to safely produce durable responses in combination with chemotherapy as a first-line treatment option for patients with advanced or metastatic pancreatic adenocarcinoma. The results also revealed that epitope spreading was consistent in responders to Multi-TAA-specific T cells. Following MT-401 for the treatment of post-transplant acute myeloid leukemia (AML), MT-601 is Marker’s second novel MultiTAA-specific T cell product to receive orphan drug designation and the first in a solid tumor indication, underscoring the potential of Marker’s multi-antigen targeting T cell therapy approach in both solid tumors and blood cancers.”

Marker developed MT-601, a new product targeting six tumor-associated antigens (PRAME, NY-ESO-1, Survivin, MAGE-A4, SSX2, WT1) highly expressed in pancreatic cancer. The Company intends to initiate a Phase 1 multicenter study of MT-601 administered in combination with front-line chemotherapy to patients with locally advanced unresectable or metastatic pancreatic cancer. Marker designed the study to include an initial antigen escalation period followed by a dose escalation period and will enroll 20 – 25 patients for the study.

The Company plans to file an Investigational New Drug Application (IND) for MT-601 for the treatment of pancreatic cancer in 2022.

Orphan designation is granted by the FDA Office of Orphan Products Development to advance the evaluation and development of safe and effective therapies for the treatment of rare diseases or conditions affecting fewer than 200,000 people in the U.S. Under the Orphan Drug Act, the FDA may provide grant funding toward clinical trial costs, tax credits, FDA user-fee benefits, and seven years of market exclusivity in the United States following marketing approval by the FDA. The granting of an orphan designation request does not alter the standard regulatory requirements and process for obtaining marketing approval. For more information about orphan designation, please visit the FDA website at www.fda.gov.

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. Marker’s cell therapy technology is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e. tumor targets) and kill tumor cells expressing those targets. This population of T cells is designed to attack multiple tumor targets following infusion into patients and to activate the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer its T cell therapies, we believe that our product candidates will be easier and less expensive to manufacture, with reduced toxicities, compared to current engineered CAR-T and TCR-based approaches, and may provide patients with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling product profile, as compared to current gene-modified CAR-T and TCR-based therapies.

To receive future press releases via email, please visit: https://www.markertherapeutics.com/email-alerts.

IR and Media Contacts

Marker Therapeutics

Neda Safarzadeh

Vice President/Head of Investor Relations, PR & Marketing

(713) 400-6451

investor.relations@markertherapeutics.com

Solebury Trout

Investors

Xuan Yang

xyang@soleburytrout.com

Media

Amy Bonanno

abonanno@soleburytrout.com